Exhibit 99.1

Dr. Paul A. Friedman Joins Verastem Board of Directors

CAMBRIDGE, MA — May 12, 2014 — Verastem, Inc. (NASDAQ: VSTM), focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, today announced the appointment of Paul A. Friedman, M.D. to its Board of Directors.

“We are delighted to welcome Paul to the Verastem Board of Directors,” said Christoph Westphal, M.D., Ph.D., Verastem Executive Chairman. “Paul has significant development and commercialization expertise gained from leading Incyte and DuPont in the development and commercialization of many successful products. We believe his contributions will be invaluable as we strive to improve cancer care and enable a more durable clinical response for patients.”

“Verastem’s approach of targeting cancer stem cells holds significant promise for the oncology field,” said Dr. Friedman. “I look forward to working alongside the Board and management team to help Verastem navigate clinical development of its lead assets and create long term value for shareholders.”

Dr. Friedman was the Chief Executive Officer of Incyte Corporation from November 2001 until his retirement in January 2014 and oversaw the development and commercialization of Jakafi®. Dr. Friedman joined Incyte from DuPont Pharmaceuticals Research Laboratories where he served as President. Previously, he served as President of Research and Development of The DuPont Merck Pharmaceutical Company, and Senior Vice President at Merck Research Laboratories.  During his career, Dr. Friedman was involved in the discovery and/or development of a number of successful pharmaceutical products, including Jakafi®, Aggrastat®, Trusopt®, Crixivan®, Sustiva®, Pedvax®, Pneumovax®, Vaqta®, Varivax® Cozaar®/Hyzaar® and Fosamax®. Dr. Friedman earned his M.D. from Harvard Medical School where he subsequently became an Associate Professor of Medicine and Pharmacology and was a practicing physician at New York-Presbyterian Hospital, College of Physicians and Surgeons. Dr. Friedman serves on the Board of Directors at Incyte (INCY), Synta Pharmaceuticals Corp. (SNTA), Durata Therapeutics, Inc. (DRTX), Auxilium, Inc. (AUXL), Cerulean Pharma, Inc. (CERU) and Gliknik, Inc. Dr. Friedman currently serves as a diplomat of the American Board of Internal Medicine and a Member of the American Society of Clinical Investigation. He has authored or co-authored over 100 scientific publications.

“Paul’s leadership and strategic expertise will be vital as we progress our compounds through late stage clinical development and prepare for upcoming clinical and regulatory milestones,” said Robert Forrester, Verastem President and Chief Executive Officer. “We want to change the way cancer is treated and welcome Paul to our team dedicated to achieving this mission.”

About Verastem, Inc.

Verastem, Inc. (NASDAQ:VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials, and potential indications for clinical development. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contact Verastem, Inc.

Brian Sullivan, 617-252-9314

bsullivan@verastem.com